Exhibit 10.6

NINTH MODIFICATION OF OFFICE LEASE

THIS NINTH MODIFICATION OF OFFICE LEASE (this “Ninth Modification”) is entered into as of the 25th day of November, 2003, by and between CRESCENT REAL ESTATE FUNDING I, L.P., a Delaware limited partnership (“Landlord”), and WESTWOOD MANAGEMENT CORP., a New York corporation (“Tenant”).

RECITALS:

A. The Crescent, a Texas joint venture, predecessor-in-interest to Landlord, and Tenant executed that certain Office Lease, dated April 9, 1990 (the “Original Lease”), covering certain space therein designated as Suite 1110, containing approximately 1,621 rentable square feet (the “Original Premises”), situated on the eleventh floor of 300 Crescent Court which is part of an office building commonly known as The Crescent®, located at 100, 200 and 300 Crescent Court, Dallas, Texas (the “Office Building”).

B. The Original Lease has been amended by (i) that certain First Modification of Office Lease dated September 11, 1991 (the “First Modification”), pursuant to which the Original Premises were expanded to include an additional 1,783 rentable square feet to consist of a total of 3,404 rentable square feet; (ii) that certain Second Modification of Office Lease dated September 27, 1991 (the “Second Modification”), pursuant to which an error in the amount of the monthly installments of Basic Rental was corrected; (iii) that certain Third Modification of Office Lease dated October 5, 1994 (the “Third Modification”), pursuant to which Tenant relocated to Suite 1320, containing approximately 5,322 rentable square feet located in 300 Crescent Court, Dallas, Texas (hereinafter referred to as the “New Premises”); (iv) that certain Letter Agreement dated June 15, 1995 (the “Letter Agreement”), pursuant to which the term of the Original Lease was extended for an additional five (5) years, through and including March 31, 2000; (v) that certain Fourth Modification of Office Lease dated April 26, 1996 (the “Fourth Modification”), pursuant to which the New Premises were expanded to include an additional 2,691 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “First Expansion Space”) and an additional 1,770 rentable square feet located in 300 Crescent Court, Dallas, Texas (the “Second Expansion Space”), and the term of the Original Lease was extended through June 30, 2001; (vi) that certain Fifth Modification of Office Lease dated May 30, 1996 (the “Fifth Modification”), pursuant to which the New Premises were expanded to include an additional 167 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Third Expansion Space”); (vii) that certain Sixth Modification of Office Lease dated September 18, 1997 (the “Sixth Modification”), pursuant to which the New Premises were expanded to include an additional 1,038 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Fourth Expansion Space”); (viii) that certain Seventh Modification of Office Lease dated June 24, 1998 (the “Seventh Modification”), pursuant to which the New Premises were reduced by approximately 3,896 rentable square feet of space located at 200 Crescent Court, Dallas, Texas (the “Released Space”) and expanded to include an additional 5,818 rentable square feet located on the thirteenth floor of 200 and 300 Crescent Court, Dallas, Texas (the “Fifth Expansion Space”); and (ix) that certain Eighth Modification of Office Lease dated September 21, 1998 (the “Eighth Modification”), pursuant to which an additional 665 rentable square feet located on the thirteenth floor of 200 Crescent Court, Dallas, Texas (the “Sixth Expansion Space”).

C. The Original Lease, as modified by the First Modification, the Second Modification, the Third Modification, the Letter Agreement, the Fourth Modification, the Fifth Modification, the Sixth Modification, the Seventh Modification and the Eighth Modification, is hereinafter referred to as the “Lease”. The New Premises, together with the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space, the Fifth Expansion Space, the Sixth Expansion Space and reduced by the Released Space, are hereinafter referred to as the “Expanded Premises”, collectively consisting of a total of approximately 13,575 rentable square feet. Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

D. Landlord and Tenant desire to further amend and modify the Lease in certain respects as provided herein.

AGREEMENT:

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby further amend and modify the Lease as follows:

1. Lease Term. The Lease currently provides that the Lease Term expires on July 31, 2004. Paragraph 3 of the Lease is hereby modified and amended to provide that the Lease Term is hereby extended for a period commencing on the Substitution Space Commencement Date (hereinafter defined) and extending for 84 full calendar months (the “Substitution Term”), unless sooner terminated pursuant to the Lease, as modified by this Ninth Modification.

2. Premises. Effective as of the Substitution Space Commencement Date, the Lease is hereby modified and amended to substitute for the Expanded Premises, approximately 22,002 rentable square feet, designated as Suite 1200 and located on the twelfth floor of 200 Crescent Court, Dallas, Texas, as shown on Exhibit A attached hereto (the “Substitution Space”). As used herein, the term “Substitution Space Commencement Date” shall mean the earlier of (a) the date on which the Landlord Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (b) the date Tenant takes possession of any part of the Substitution Space for purposes of conducting business. If Landlord is delayed in delivering possession of the Substitution Space due to any reason, including without limitation the holdover or unlawful possession of such space by any third party, such delay shall not be a default by Landlord, render the Lease void or voidable, or otherwise render Landlord liable for damages. Notwithstanding the foregoing, if the construction contract to be executed by Landlord pursuant to the Work Letter is executed prior to March 24, 2004 and Landlord has not delivered the Substitution Space on or before October 1, 2004, subject to Tenant Delay (defined in the Work Letter) and Force Majeure (as defined in Paragraph 19(b) of the Lease), then Tenant shall have the right, as its sole remedy, to terminate the Lease upon written notice to Landlord given at any time after October 1, 2004 and prior to delivery of the Substitution Space. In the event the Landlord Work is not Substantially Complete by July 31, 2004, Landlord agrees that Tenant may remain in the Expanded Premises but shall not be charged holdover rent for the Expanded

Premises from August 1, 2004 through the date of Substantial Completion of the Landlord Work. Landlord also agrees to use good faith efforts to provide Tenant up to 4,000 square feet of temporary space in the Office Building for Tenant’s use during the period between July 31, 2004 and the date of Substantial Completion of the Landlord Work. Such temporary space, if available, will be delivered to Tenant within 15 days after notice from Tenant requesting such space. All terms and conditions of the Lease, as modified by this Ninth Modification, shall apply to Tenant’s occupancy of the temporary space, except that Tenant shall not be required to pay Basic Rental or Additional Rental for such temporary space. However, Tenant shall be required to pay for the electrical service provided to such temporary space pursuant to Paragraph 7(b) of the Lease. From and after the Substitution Space Commencement Date, the term “Premises” wherever used in the Lease shall mean the Substitution Space. Tenant hereby acknowledges that the Substitution Space is leased by Tenant subject to all terms and conditions of the Lease, as amended by this Ninth Modification.

3. Surrender of Expanded Premises. On or before 11:59 p.m. on the day immediately preceding the Substitution Space Commencement Date, Tenant shall vacate and peaceably surrender to Landlord the Expanded Premises, including the alterations, improvements and changes thereto other than Tenant’s fixtures remaining the property of Tenant, broom-clean and in the condition the same were in on the Commencement Date, subject only to ordinary and customary wear and tear and damage by fire or casualty or other hazard. Notwithstanding anything to the contrary contained in the Lease, as modified by this Ninth Modification, Tenant shall have the right to remove from the Expanded Premises for re-installation in the Substitution Space, the following items presently situated in the Expanded Premises: (a) high density filing system; (b) metal racks in the server room; and (c) supplemental HVAC units (whether or not such units are portable); provided that such removal and re-installation right is subject to Tenant’s obligation to restore any damage to the Expanded Premises caused by the removal of such items. If any furnishings, equipment, furniture, trade fixtures or other removable equipment of Tenant are not removed from the Expanded Premises on or before 11:59 p.m. on the date which is 15 days after the Substitution Space Commencement Date, then Tenant hereby grants to Landlord the option, exercisable at any time thereafter without the requirement of any notice to Tenant, (a) to treat such property, or any portion thereof, as being abandoned by Tenant to Landlord, whereupon Landlord shall be deemed to have full rights of ownership thereof; (b) to elect to remove and store such property, or any portion thereof, on Tenant’s behalf (but without assuming any liability to any person) and at Tenant’s sole cost and expense, with reimbursement therefor to be made to Landlord upon demand; and/or (c) to sell, give away, donate or dispose of as trash or refuse any or all of such property without any responsibility to deliver to Tenant any proceeds therefrom.

4. Basic Rental. Effective as of the Substitution Space Commencement Date and provided Tenant has surrendered the Expanded Premises to Landlord in accordance with the provisions of Paragraph 3 above, Tenant shall no longer be required to pay Rent for the Expanded Premises and neither Landlord nor Tenant shall have any further rights or obligations with respect to the Expanded Premises (except those which have accrued prior to the Substitution Space Commencement Date). Accordingly, commencing on the Substitution Space Commencement Date, and continuing through the Substitution Term, the Basic Rental due and payable for the Substitution Space shall be in the following amounts:

Lease Months	Annual Basic Rental Rate Per Rentable Square Foot	Monthly Basic Rental Installment
1-2	$0.00	$0.00
3-12	$25.00	$45,837.50
13-14	$0.00	$0.00
15-24	$26.00	$47,671.00
25-36	$27.00	$49,504.50
37-48	$28.00	$51,338.00
49-60	$29.00	$53,171.50
61-72	$30.00	$55,005.00
73-84	$31.00	$56,838.50

Basic Rental, Additional Rental and any and all other sums payable by Tenant under the Lease, as amended by this Ninth Modification, are sometimes collectively referred to as “Rent”. Tenant shall continue to pay Rent for the Expanded Premises through and including the day immediately preceding the Substitution Space Commencement Date. In the event Tenant has not surrendered the Expanded Premises in accordance with Paragraph 3 above, then effective as of the Substitution Space Commencement Date, and for so long as Tenant remains in occupancy of the Expanded Premises, Tenant shall pay Rent for the Expanded Premises, in addition to Rent for the Substitution Space. All Rent shall be payable in accordance with the terms and provisions of the Lease, as modified by this Ninth Modification.

5. Operating Expense Stop. Effective as of the Substitution Space Commencement Date, Paragraph 1(h) of the Lease is modified and amended to provide that the term “Operating Expense Stop” shall mean the following:

“The amount of the Actual Operating Expenses for the Project for the calendar year 2004 (grossed up to full occupancy).”

6. Controllable Operating Expense Cap. Effective as of the Substitution Space Commencement Date, Paragraph 1(h) of the Lease is modified and amended to provide that the Actual Operating Expenses which are Controllable (defined below and hereinafter called “Controllable Expenses”) shall not increase by more than 6% over Controllable Expenses in the previous calendar year, on a cumulative, compounded basis. However, any increases in Controllable Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into all succeeding calendar years during the Lease Term (subject to the foregoing limitation) until fully recouped by Landlord. For example, if Controllable Expenses were $100.00 in 2004, then the total Controllable Expenses that could be included in Actual Operating Expenses in 2005 would be $106.00, for 2006 the amount would be $112.36, for 2007 the amount would be $119.10, and so on. In the preceding example, if Controllable Expenses in both 2006 and 2007 were $115.50, then Landlord could include only $112.36 in Operating Expenses in 2006, but $118.64 (the Controllable Expenses plus the carry-forward from 2006) in 2007. The term “Controllable Expenses” means all Actual Operating Expenses excluding expenses relating to the cost of utilities, security expenses, insurance, real estate taxes and assessments, and other expenses that are deemed by industry standards to be uncontrollable.

7. Leasehold Improvements. Provided no event of default has occurred (following the expiration of any applicable notice and cure period provided in the Lease), Landlord agrees to construct leasehold improvements in and upon the Substitution Space in accordance with the Work Letter attached hereto as Exhibit B.

8. Condition of Substitution Space. EXCEPT FOR THE OBLIGATIONS OF LANDLORD SPECIFIED IN THE LEASE (AS AMENDED HEREBY), TENANT ACCEPTS THE SUBSTITUTION SPACE IN ITS “AS IS” CONDITION, AND LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT THERETO.

9. Termination Option. Tenant shall have the option to terminate this Lease with respect to the Substitution Space only effective on the last day of the 60th full calendar lease month following the Substitution Space Commencement Date (the “Termination Date”), provided (a) Tenant gives written notice thereof to Landlord not less than 12 months prior to the Termination Date, and (b) no uncured event of default exists under the Lease at the time of the giving of such notice nor on the Termination Date (following the expiration of any applicable notice and cure period provided in the Lease). Additionally, Tenant’s right to terminate hereunder is conditioned upon the continued payment by Tenant of all Basic Rental, Additional Rental, parking charges, charges for electrical service and any other charges due by Tenant under the Lease (collectively referred to herein as “Rent”) through and including the Termination Date in accordance with the terms of the Lease, and payment in full by Tenant, such payment to be delivered to Landlord with the written notice of termination, of a cash sum equal to (i) $220,020 (4 months of Basic Rental at the rate of $30.00 per rentable square foot) plus (ii) $391,480.00 (the unamortized cost (using an amortization rate of 10%) of all tenant improvement allowances, leasing commissions and other cash allowances incurred by Landlord in connection with the Lease) (the “Termination Payment”). After Landlord’s receipt of the Termination Payment and all Rent through and including the Termination Date, and so long as Tenant has surrendered the Premises in the condition required under the Lease as modified by this Ninth. Modification, neither party shall have any rights, liabilities or obligations under the Lease for the period accruing after the Termination Date, except those which, by the provisions of the Lease, expressly survive the termination of the Lease.

10. After Hours Heat and Air Conditioning. Effective as of the Substitution Space Commencement Date, Paragraph 7(a) of the Lease is modified and amended to delete the second parenthetical in subparagraph (ii) and replace it with the following language: “Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request heat and air conditioning service (“HVAC Service”) during hours other than the hours listed in the preceding sentence (hereinafter called “Normal Business Hours”). Tenant shall pay Landlord for such additional service at a rate equal to $40.00 per operating hour per floor (the “Hourly HVAC Charge”). Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based proportionately upon increases in HVAC Service costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair. Notwithstanding the foregoing, Landlord agrees to waive the Hourly HVAC Charge for up to 248 hours of additional HVAC Service requested by Tenant after Normal Business Hours in each lease year during the Substitution Term. Such waiver shall not be cumulative (in other words, if Tenant does not use 248 hours of additional HVAC Service in any given lease year, Landlord’s agreement to waive the Hourly HVAC Charge will not be increased in the following lease year by the number of such unused hours).”

11. Option to Extend. Tenant shall have options to extend the Substitution Term in accordance with Rider No. 1 attached hereto.

12. Right of First Refusal. Tenant shall have a right of first refusal to lease additional space in the Office Building in accordance with Rider No. 2 attached hereto.

13. Parking. Effective as of the Substitution Space Commencement Date, the Lease is modified and amended to include the Parking Agreement attached hereto as Rider No. 3. In the event of any conflict between the Lease and the attached Parking Agreement, the latter shall control.

14. Business Days. As used in this Ninth Modification and all exhibits and riders attached hereto, the term “Business Day” shall mean Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other comparable first-class office buildings in the area where the Office Building is located, taking into account age, size, location and other relevant operating factors (“Comparable Buildings”).

15. Broker. Tenant represents and warrants that no broker or agent has represented Tenant in connection with this Ninth Modification, other than Paul Whitman with The Staubach Company (“Broker”) whose commission shall be paid by Landlord in accordance with a separate agreement between Landlord and Broker. Except as provided in the immediately preceding sentence, each party shall indemnify and defend the other party against any Claims (hereinafter defined) for real estate commissions or fees in connection with this Ninth Modification made by any other party claiming through the indemnifying party. “Claims” shall mean all damages, losses, injuries, penalties, disbursements, costs, charges, assessments, expenses (including attorneys’ fees, experts’ fees and expenses incurred in investigating, defending or prosecuting any allegation, litigation or proceeding), demands, litigation, causes of action (whether in tort or contract, in law, at equity or otherwise) or judgments. The foregoing indemnification obligation of each indemnifying party shall include indemnification of any affiliates or subsidiaries of the foregoing, and all of their respective officers, directors, employees, shareholders, members, partners, agents and contractors (and, in the case of Landlord as the indemnified party, shall include Landlord’s mortgagees and the manager of the Office Building).

16. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery of this Ninth Modification to Landlord. If Tenant fails to execute and deliver a signed copy of this Ninth Modification to Landlord by 5:00 p.m. (Dallas, Texas time), on November 30, 2003, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this document shall constitute Landlord’s agreement to waive Tenant’s failure to meet the foregoing deadline.

17. Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of the Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.004 (assessment of charges) of the Texas Property Code, as enacted by House Bill 2186, 77th Legislature. Tenant further voluntarily and knowingly waives (to the fullest extent permitted by applicable Law) all rights and benefits of Tenant under such section, as it now exists or as it may be hereafter amended or succeeded.

18. Miscellaneous. This Ninth Modification shall become effective only upon full execution and delivery of this Ninth Modification by Landlord and Tenant. This Ninth Modification contains the parties’ entire agreement regarding the subject matter covered by this Ninth Modification, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Ninth Modification. Except as modified by this Ninth Modification, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Ninth Modification, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. In case of a conflict between the Lease and this Ninth Modification, the terms of this Ninth Modification shall control.

19. Ratification. Landlord and Tenant hereby ratify and confirm their respective obligations under the Lease and each party represents and warrants to the other that to its current actual knowledge, it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) to its current actual knowledge, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto. Landlord confirms that, to its current actual knowledge, Tenant is not in default under the Lease.

20. SNDA. Landlord shall obtain, within 30 days after the date of this Ninth Modification, a nondisturbance agreement from Landlord’s mortgagee for the benefit of Tenant in the form attached hereto as Exhibit C.

21. Notices. The Lease is hereby amended to provide that, from and after the Substitution Space Commencement Date, Tenant’s address for notice purposes shall be 200 Crescent Court, Suite 1200, Dallas, Texas 75201.

22. Operating Expenses Exclusions. The Lease is hereby amended to delete the second sentence of Paragraph 6(c) and provide that the following items shall be excluded from the definition of Actual Operating Expenses:

(1) Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Actual Operating Expenses.

(3) Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds or by another tenant or responsible third party, or which are attributable solely to specific tenants or occupants of the Office Building;

(4) Depreciation, amortization, interest payments on any encumbrances on the Project;

(5) Costs of capital expenditures other than those incurred: (a) to conform with Laws (hereinafter defined); and (b) primarily to reduce current or future Operating Expenses, upgrade Building security or otherwise improve the operating efficiency of the Property. Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (hereinafter defined) in effect as of the date incurred plus 2%): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000. Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subparagraph over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied. “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

(6) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(7) Expenses for repairs or maintenance related to the Project which have been reimbursed to Landlord pursuant to warranties or service contracts.

(8) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(9) Principal or interest payments (and other payments including without limitation, points and fees) on indebtedness secured by liens against the Project and all refinancings of such indebtedness.

(10) Electrical service costs paid separately pursuant to Paragraph 7(b) or paid by other tenants of the Office Building;

(11) Any inheritance, estate, gift, franchise, corporation, income, net profits, or similar tax which may be, or is, assessed against or imposed upon Landlord and/or the Office Building (except to the extent such excluded taxes are assessed in lieu of real estate taxes);

(12) Expenses incurred in leasing or procuring new tenants, including advertising and marketing expenses and expenses for preparation of leases or renovating space for new tenants, rent allowances, lease takeover costs, payment of moving costs, signage costs and similar costs and expenses;

(13) Payments made under any ground leases of the Project;

(14) Legal, auditing, consulting and other professional fees (including, without limitation, real estate commissions) paid or incurred in connection with negotiations for financings, refinancings or sales of the Project;

(15) Costs relating to disputes between Landlord and a specific tenant or occupant of the Office Building;

(16) Expenses in connection with services or other benefits which are not provided to Tenant, but which are provided solely to other tenants or occupants of the Office Building;

(17) Costs incurred by Landlord due to the violation by Landlord, or any other tenants of the Office Building, of the terms and conditions of any lease of space in the Office Building

(18) Landlord’s general overhead and general administrative expenses other than a reasonable allocation of administrative costs and management fees relating to the operation of the Project, including accounting, information and professional services; management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management at or below the level of regional property manager and regional asset manager;

(19) Costs, penalties and fines incurred due to the violation by Landlord or any other tenant of the Office Building of any applicable Law, except such as may be incurred by Landlord in contesting in good faith the alleged violation;

(20) Interest and penalties due to late payment of any amounts owed by Landlord, except such as may be incurred as a result of Tenant’s failure to timely pay its portion of such amounts or as a result of Landlord’s contesting such amounts in good faith;

(21) Salaries of officers and executives of Landlord, except as included in the administrative fees included in Actual Operating Expenses pursuant to (18) above;

(22) Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same exceeds rates charged by unaffiliated third parties for similar goods and services; and

(23) Costs of correcting latent defects in the Premises which are disclosed to Landlord within one year after the Substitution Space Commencement Date.

23. Right to Audit. Within 60 days after Landlord furnishes its estimate of Additional Rental for any calendar year (the “Audit Election Period”), Tenant may, at its expense, elect to audit Actual Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under the Lease (following the expiration of any applicable notice and cure period provided in the Lease); (2) the audit shall be prepared by an independent certified public accounting firm of recognized regional standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall riot unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner (except for such disclosures as may be required by applicable Law or court order) and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the calendar year in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for Landlord or another party). This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Basic Rental or Additional Rental when due. Landlord shall credit any overpayment determined by the final approved audit report against the next amounts due and owing by Tenant or, if no further amounts are due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of the Lease. If Tenant does not give written notice of its election to audit Actual Operating Expenses during the Audit Election Period, Actual Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to Westwood Management Corp. and to any assignee under a Permitted Transfer and shall not be available to any subtenant under a sublease of the Premises. If the audit proves that Landlord’s calculation of Actual Operating Expenses for the calendar year under inspection was overstated by more than five percent (5%), then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor.

24. Building Services. Paragraph 7 of the Lease is hereby further amended: (a) to provide that Landlord shall provide the services set forth in Paragraph 7 at a level and quality consistent with that of other Comparable Buildings; (b) to provide that the janitorial services to be provided pursuant to Paragraph 7(a)(iii) shall be provided in accordance with the janitorial contract specifications set forth on Exhibit D attached hereto; (c) to provide that Landlord shall provide exterior window washing at such intervals as determined by Landlord, but in no event less frequently than twice annually; and (d) by deleting Paragraph 7(c) and substituting the following new paragraph in lieu thereof:

“(c) Interruption of Services. Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any other event or cause whether or not within the reasonable control of Landlord (a “Service Failure”), shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s personal property, arising out of or in connection with the failure of any security services, personnel or equipment. Any provision herein to the contrary notwithstanding, if a Service Failure results in the Premises or any material portion thereof not being reasonably usable by Tenant for its business purpose (“Untenantable”) (unless the Service Failure is caused by the negligence or intentional misconduct of Tenant, its agents, contractors or employees, in which event Tenant shall not be entitled to the rights expressed in this paragraph, or unless the Service Failure is caused by a fire or other casualty, in which event Paragraph 11 of the Lease, as amended hereby, controls) and same remains uncured for a total of 5 Business Days during any 10 consecutive Business Day period (the “Cure Period”) after Landlord’s receipt of Tenant’s written notice of the Service Failure, Tenant shall be entitled to the following: for each day or portion thereof that such Service Failure continues beyond the fifth business day in the Cure Period, Tenant shall be entitled to an equitable abatement of Rent commensurate to that portion of the Premises rendered Untenantable by the Service Failure calculated on a per square foot basis beginning on the sixth Business Day in the Cure Period and ending at the time the Premises are again suitable for use by Tenant for its intended purposes.”

Paragraph 7 is further amended to provide that the building standard HVAC system is designed to maintain, and Landlord shall cause to be provided, temperatures within the Premises during all seasons of not less than 72° Fahrenheit dry bulb and not more than 76° Fahrenheit dry bulb, when, for cooling purposes, outside temperatures are not more than 100° Fahrenheit dry bulb, and when, for heating purposes, outside temperatures are not less than 20° Fahrenheit dry bulb, based on a tenant electrical design load of 4 watts per square foot high and/or low voltage electrical use, building envelope loads, building equipment loads and a building density of 1 person per 250 square feet of rentable square feet in the Substitution Space.

25. Repairs/Maintenance.

(a) The last sentence of Paragraph 7(a) of the Lease is amended: (i) to include within Landlord’s repair and maintenance obligations (in addition to Landlord’s other obligations thereunder) the Office Building’s common areas, the underground parking facility, and standard mechanical, electrical, plumbing and fire/life safety systems serving the Office Building generally; and (ii) to provide that the repair and maintenance required to be done by Landlord shall be done in a manner consistent with other Comparable Buildings.

(b) With respect to Tenant’s repair and maintenance obligations under

Paragraph 8(d) of the Lease, it is agreed that there shall be excluded from Tenant’s obligations any item required to be repaired or maintained by Landlord pursuant to the Lease (as amended hereby).

26. Alterations. Paragraph 8(a) of the Lease is hereby amended to provide that: (a) Landlord’s consent shall not be required with respect to any alteration, change or improvement that satisfies all of the following criteria: (i) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (ii) is not visible from outside the Premises or Office Building; (iii) will not affect the systems or structure of the Office Building; and (iv) does not require work to be performed inside the walls or above the ceiling of the Premises; and (b) with respect to alterations, changes or improvements requiring Landlord’s consent, such consent shall not be unreasonably withheld or delayed.

27. Assignment/Subletting. Paragraph 9 of the Lease is hereby amended as follows:

(a) Tenant may assign its entire interest under the Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord or sublease a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under the Lease (following the expiration of any applicable notice and cure period provided in the Lease); (2) Tenant’s successor (in the case of a purchase, merger, consolidation or reorganization) shall own all or substantially all of the assets of Tenant; (3) such successor (in the case of a purchase, merger, consolidation or reorganization) shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Ninth Modification or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; provided however, such net worth requirement shall not be required of any Affiliate subleasing a portion of the Premises; (4) no portion of the Office Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Office Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; and (7) Tenant shall give Landlord written notice at least 10 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Paragraph 9 have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement. The transferee in any Permitted Transfer is referred to herein as a “Permitted Transferee”.

(b) With respect to sublettings or assignments or other transfers (a “Transfer”) for which Landlord’s consent is required, Landlord’s consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Office Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Project, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Project; (3) any uncured event of default exists under the Lease (following the expiration of any applicable notice and cure period provided in the Lease); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Office Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Office Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

(c) Landlord’s termination right contained in the penultimate sentence of Paragraph 9(a) of the Lease shall not apply to any Permitted Transfer.

(d) Paragraph 9(c) of the Lease is hereby amended to provide that only 50% of the excess rents under any sublease or additional consideration under an assignment (to the extent such excess rents or additional consideration are attributable to rent for such transfer) shall be paid to Landlord.

28. Indemnity and Insurance.

(a) Paragraph 10(a) of the Lease is hereby amended: (a) to provide that Tenant shall indemnify all Landlord Parties; and (b) to include the following sentence at the end of Paragraph 10(a): “Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in this subparagraph shall be limited to the greater of (A) $5,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant.”

(b) Paragraph 10(b) of the Lease is hereby amended to provide that the liability insurance required to be carried by Tenant shall be commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy).

(c) Landlord shall maintain causes of loss-special form (formerly “all risk”) property insurance on the Office Building in the amount of the full replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by

Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Such insurance policies shall be underwritten by an insurance company having an A.M. Best’s rating of A/VII or better.

29. Fire or Casualty. Paragraph 11 of the Lease is hereby amended by (a) adding the following language after the first sentence: “Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Premises cannot be made tenantable within 270 days from the date of damage, then regardless of anything in this Paragraph 11 to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties.”, and (b) inserting the words “or Tenant” after the word “Landlord” in the next sentence.

30. Default.

(a) The Lease is hereby amended by deleting Paragraph 13(a)(i) thereof in its entirety and inserting the following in lieu thereof:

(i) Tenant shall fail to pay Basic Rental, Additional Rental or any other rental or sums payable by Tenant hereunder on the date the same is due; provided that the first two (2) such failures during any consecutive 12 month period shall not be an event of default if Tenant pays the amount due within 5 days after written notice from Landlord;

(b) The Lease is hereby amended by deleting Paragraph 13(a)(ii) thereof in its entirety and inserting the following in lieu thereof:

(ii) Tenant shall fail to comply with or observe any other provision of this Lease and such failure shall continue for thirty (30) days after written notice from Landlord to Tenant (provided, however, if such failure cannot, with the exercise of reasonable diligence, be cured within thirty (30) days, an event of default shall not be deemed to have occurred under this Paragraph 13(a)(ii) if Tenant commences its curative efforts within such 30-day period and thereafter diligently prosecutes same to completion). In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant’s subsequent violation of the same term, provision or covenant during the same 12 month period shall, at Landlord’s option (provided that within 10 days following the prior violation Landlord delivered written notice to Tenant containing a statement that a subsequent violation might result in an incurable default), be deemed an incurable event of default by Tenant.

(c) The Lease is hereby amended to provide that Landlord shall be in default under the Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of Landlord’s alleged failure to perform. In no event shall Tenant have the right to terminate or rescind the Lease as a result of Landlord’s default. Tenant waives such remedies of termination or recission (except as otherwise specifically provided for in the Lease) and agrees that Tenant’s remedies for default under the Lease and for breach of any promise or inducement are limited to a suit for damages and/or injunction, and are specifically subject to Paragraphs 19(c) and (n). In addition, Tenant shall, prior to the exercise of any such remedies, provide each mortgagee (only as to those mortgagees of which Tenant has notice of their interest) with written notice and reasonable time to cure any default by Landlord.

31. Holding Over. Paragraph 15 of the Lease is hereby amended by deletion of the word “double” (appearing in the fourth line) and, in lieu thereof, substituting the phrase “150% of”.

32. Mortgages. Paragraph 17 of the Lease is hereby amended to provide that the subordination of the Lease to any deed of trust hereafter encumbering the Office Building is expressly conditioned upon the mortgagee under such future deed of trust delivering to Tenant a subordination, non-disturbance and attornment agreement in such future mortgagee’s then current form.

33. Rules and Regulations. Landlord agrees that the rules and regulations of the Office Building referenced in Paragraph 18(c) of the Lease shall be enforced in an equitable manner as determined by Landlord.

34. Relocation. The Lease is hereby amended by deleting Paragraph 18(f) thereof in its entirety.

35. Landlord’s Lien. The Lease is hereby amended by deleting Paragraph 19(p) thereof in its entirety. In addition, for good and valuable consideration, Landlord hereby waives its statutory landlord’s lien and agrees, at Tenant’s request, to execute such additional instruments as may be reasonably requested by Tenant to further evidence such waiver.

36. “Law(s)”. As used herein, “Law(s)” shall mean applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Project.

37. Permitted Use. Paragraph 1(i) of the Lease is hereby amended to provide that the Permitted Use of the Substitution Space shall be general office and securities trading operations consistent with the operations currently conducted by Tenant in the Expanded Premises.

EXECUTED as of the day and year first above written.

LANDLORD:

CRESCENT REAL ESTATE FUNDING I, L.P., a Delaware limited partnership

By: CRE Management I Corp., a Delaware corporation, its general partner

By:
Name:
Title:

TENANT:

WESTWOOD MANAGEMENT CORP., a New York corporation

By:
Name:
Title:

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE

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EXHIBIT A-1

OUTLINE AND LOCATION OF RIGHT OF FIRST REFUSAL SPACE

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EXHIBIT B

WORK LETTER

This Work Letter is attached as an Exhibit to that certain Ninth Modification of Office Lease (the “Ninth Modification”) dated November 25, 2003, by and between CRESCENT REAL ESTATE FUNDING I, L.P. (“Landlord”) and WESTWOOD MANAGEMENT CORP. (“Tenant”). All defined terms used herein, unless otherwise defined herein, shall have the same meanings given to such terms in the Ninth Modification.

1. Approved Construction Documents.

(a) Preparation and Approval of Space Plans. Within 20 Business Days after execution of the Ninth Modification, Tenant shall submit to Landlord preliminary plans and specifications (the “Space Plans”) providing a preliminary, conceptual layout and description of the leasehold improvements. Within five (5) Business Days after receipt of the Space Plans from Tenant, Landlord shall either (a) approve the Space Plans by written notice to Tenant, or (b) deliver to Tenant a written list of specific changes required by Landlord. If Landlord fails to request changes within such five (5) Business Day period, Tenant may submit a written notice (the “Space Plan Delay Notice”) to Landlord stating that if Landlord does not approve the Space Plans or request changes to same within five (5) Business Days from the date of Landlord’s receipt of the Space Plan Delay Notice, Landlord shall be deemed to have approved the Space Plans; and if Landlord does not approve the Space Plans or require changes to same within five (5) Business Days from the date of Landlord’s receipt of the Space Plan Delay Notice, Landlord shall be deemed to have approved the Space Plans. If changes are so required, Tenant shall cause its architects and engineers to make the required changes within five (5) days after receipt of the notice described in clause (b) of this Paragraph 1(A). Upon approval of the Space Plans in accordance with this Paragraph 1(A), the Space Plans shall constitute the “Approved Space Plans”.

(B) Preparation and Approval of Construction Documents. Within thirty (30) Business Days after approval of the Approved Space Plans, Tenant shall submit to Landlord complete, finished and detailed architectural, mechanical, electrical and plumbing drawings and specifications to include Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, doors (including hardware and keying schedule), glass partitions, windows (if any), critical dimensions, structural loading requirements, millwork, finish schedules, air conditioning and heating systems, ductwork and electrical facilities, together with all supporting information and delivery schedules (the “Construction Documents”). The Construction Documents shall be prepared by M. Arthur Gensler, Jr. & Associates. The Construction Documents shall comply with all applicable Laws, ordinances and regulations and shall be presented in Landlord’s format satisfactory for filing with the appropriate governmental authorities for required permits and licenses. The layout of the Substitution Space described in the Construction Documents shall conform generally to the layout of the Substitution Space described in the Approved Space Plans, subject to including any changes that Tenant considers necessary or desirable and which are approved by Landlord. Within ten (10) Business Days after

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receipt of the Construction Documents from Tenant, Landlord shall either (a) approve the Construction Documents by written notice to Tenant, or (b) deliver to Tenant a written list of any specific changes required by Landlord. Landlord may reasonably require changes only to the extent the Construction Documents contain detail in addition to, or contain change from, the Approved Space Plans. If Landlord fails to request changes within such ten (10) Business Day period, Tenant may submit a written notice (the “CD Delay Notice”) to Landlord stating that if Landlord does not approve the Construction Documents or request changes to same within five (5) Business Days from the date of Landlord’s receipt of the CD Delay Notice, Landlord shall be deemed to have approved the Construction Documents; and if Landlord does not approve the Construction Documents or require changes to same within five (5) Business Days from the date of Landlord’s receipt of the CD Delay Notice, Landlord shall be deemed to have approved the Construction Documents. If changes are so required, Tenant shall cause its architects and engineers to make the required changes within ten (10) days after receipt of the notice described in clause (b) of this Paragraph 1(B) and resubmit to Landlord for approval. If changes have been made in accordance with the notice described in clause (b) of this Section, Landlord shall approve the Construction Documents by written notice to the Tenant within five (5) days. Upon approval of the Construction Documents pursuant to this paragraph, the Construction Documents shall constitute the “Approved Construction Documents”.

2. Competitive Bids. Landlord shall seek at least 3 and no more than 5 competitive bids from general contractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. However, only subcontractors from Landlord’s approved subcontractor list (which list shall include multiple names for each trade, excluding proprietary contractors) shall be allowed to work on the mechanical, electrical and plumbing components of the Office Building. Tenant shall be invited to the bid opening and allowed, but not required, to participate in the qualification of bids, opening of bids (if a sealed bid process is used), and the selection of the successful bidder; provided that Tenant shall make the final selection of the general contractor.

3. Landlord’s Contributions. Landlord will provide a construction allowance not to exceed $35.00 multiplied by the Rentable Square Footage of the Substitution Space (the “Construction Allowance”), toward the cost of constructing the Landlord Work. Payments shall be made directly to Landlord’s contractor performing the Landlord Work or providing the other services set forth below (or to Tenant or Tenant’s vendors with respect to any goods or services set forth below which are contracted for by Tenant). The cost of (a) all space planning, design, consulting or review services and construction drawings not to exceed in the aggregate $2.50 multiplied by the Rentable Square Footage of the Substitution Space, (b) extension of electrical wiring from Landlord’s designated location(s) to the Substitution Space pursuant to the Approved Construction Documents, (c) purchasing and installing all building equipment for the Substitution Space (including any submeters and other above building standard electrical equipment approved by Landlord) pursuant to the Approved Construction Documents, (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, and (f) relocating Tenant’s furniture, equipment, telephones and computers to the Substitution Space and other costs directly associated with Tenant’s relocation, including computer cabling not to exceed in the aggregate $7.50 per rentable square foot in the Substitution

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Space, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. Landlord shall deliver the Substitution Space to Tenant after the following work has been completed: (i) demolition of the existing improvements, (ii) removal of the ceiling, (iii) an asbestos survey, (iii) the existing parabolic lights stacked on the floor, (iv) the prior tenant’s name and all visible impressions thereof removed from the granite wall in the elevator lobby, (v) the overall floor flatness within the areas demolished by Landlord shall comply with Ff=35, Ff=25, or 1/2 inch rise or fall, but not both in 10 feet in any direction as determined by a 10 foot straightedge placed anywhere on the slab in any direction, (vi) fresh air intake will be consistent with the ASHRAE standard 62-89 for delivery of 20CFM/person of outside air, (vii) indoor air quality shall be equal to ASHRAE 62-2001 ANSI/ASHRAE Standard 62-2001, defined as acceptable indoor air quality in which there are no known contaminants at harmful concentrations as determined by cognizant authorities and with which a substantial majority (80% or more) of the people exposed do not express dissatisfaction; and (viii) electrical service panels exist in the Substitution Space for the full use and benefit of Tenant equal to 400 amps and consisting of a minimum of 120 - 20 amp breakers, fully code compliant and in good working order. The costs of performing the work specified in the preceding sentence shall be paid by Landlord and will not be paid out of the Construction Allowance. In the event there are existing improvements in the Substitution Space that Tenant does not want Landlord to remove as a part of the demolition of the space, Tenant must identify such improvements in written notice to Landlord given prior to January 30, 2004. The Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose within 360 days of the Effective Date or be forfeited with no further obligation on the part of Landlord.

4. Construction.

(A) General Terms. Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Substitution Space (the “Landlord Work”) in a diligent, good and workmanlike manner in accordance with the Approved Construction Documents. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. However, Landlord shall warrant the construction and installation of the Landlord Work for a period of 12 months after the date such Landlord Work is Substantially Complete on the same basis under which Landlord requires its contractors and architects to warrant such work. In addition, Landlord’s, approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Substitution Space. Tenant acknowledges that Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Office Building, (iii) Landlord’s policies concerning communications and fire

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alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(B) ADA Compliance. Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Office Building (including elevators, Common Areas, and service areas), the Project’s parking facilities and all points of access into the Project. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Substitution Space, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Notwithstanding the foregoing, Landlord shall deliver the Substitution Space to Tenant with restrooms that are in compliance with ADA (and any applicable state accessibility standard) as of the date of such delivery and the cost incurred in connection with such restroom compliance shall not be deducted from the Construction Allowance. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

(C) Substantial Completion. The Landlord Work shall be deemed to be “Substantially Complete” on the date that (i) all Landlord Work substantially and materially conforms with the Approved Construction Documents (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Substitution Space (“Punch List Items”)) and (ii) all governmental entities having jurisdiction over the Substitution Space have provided written validations and approvals allowing occupancy by Tenant. Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Except as otherwise provided herein, Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments under the Lease and such other rights as are expressly provided in this Ninth Modification. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) activities or performance of work in the Substitution Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work, including without limitation, installation of items removed from the Expanded Premises. Landlord hereby agrees to notify Tenant of any anticipated Tenant Delay due to items (i) and (ii) above so that Tenant may decide whether to proceed with such selection or change. To the extent Landlord is delayed in achieving Substantial Completion of the Landlord Work due to the immediately preceding sentence, such delays shall also constitute Tenant Delay.

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5. Costs.

(A) Change Orders and Cost Overruns. Written approval of Landlord and Tenant is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice. In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Substitution Space Commencement Date, and as a condition to Tenant’s right to take possession of the Substitution Space, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease (following the expiration of any applicable notice and cure period provided in the Lease, as amended hereby).

(B) Construction Management Fee. Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 1.5% of the aggregate actual hard costs of the contract price for the Landlord Work (in the construction contract with the general contractor), which may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease (following the expiration of any applicable notice and cure period provided in the Lease, as amended hereby). Landlord agrees to make its books and records relating to the construction of the Landlord’s Work available to Tenant for inspection through the date which is the first anniversary of the Substitution Space Commencement Date during Landlord’s normal business hours at the location where Landlord maintains such books and records. Tenant’s inspection of such books and records shall not unreasonably interfere with the conduct of Landlord’s business. Construction management services to be performed or coordinated by Landlord may include budget estimating, scheduling, attending construction meetings, recommending cost and time saving adjustments, coordinating with building operations, punchlist management, and obtaining certificates of occupancy and lien waivers.

6. Acceptance. By taking possession of the Substitution Space, Tenant agrees and acknowledges that (i) the Substitution Space is usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except Punchlist Items, if any agreed upon by Landlord and Tenant in writing): and (iii) both the Office Building and the Substitution Space are satisfactory in all respects. Notwithstanding the foregoing, nothing in this paragraph shall relieve Landlord of its obligations set forth in the Lease, as amended hereby.

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7. Tenant’s Early Access. Tenant, its agents and contractors, shall have the right to enter the Substitution Space during the course of construction of the Landlord’s Work for the purpose of installing Tenant’s furniture, fixtures, equipment, furnishings and components of its information technologies system, as well as to inspect the progress of construction of the Landlord’s Work. Tenant’s entry into the Substitution Space pursuant to this paragraph shall not constitute Tenant’s possession of any part of the Substitution Space for the purposes of conducting business. Tenant shall fully cooperate with Landlord and its contractors and shall not in anyway impede, inhibit or hinder any of the Landlord Work. Any such impediment or hindrance shall constitute Tenant Delay.

8. Punchlist. Promptly after the Substitution Space Commencement Date, Landlord and Tenant shall conduct a joint inspection of the Substitution Space and prepare a written list of all Punchlist Items. Landlord shall use commercially reasonable efforts to cause all Punchlist Items to be completed within 30 days of the date of Substantial Completion. If any Punchlist cannot be completed in such 30 day period, Landlord shall diligently pursue the completion of such item.

9. Chilled Water. Tenant shall have the right to tie into the Building’s chilled water system for the purpose of running a supplemental air conditioning unit which shall not exceed a maximum demand of 5 tons cooling capacity; provided however, the design, installation and connection to the chilled water system shall all be subject to Landlord’s approval and supervision.

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EXHIBIT C

FORM OF SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY AND

AFTER RECORDING, RETURN TO:

GMAC Commercial Mortgage Corporation

200 Witmer Road

Horsham, PA 19044-8015

Attn: Executive Vice President - Servicing Administration

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (“Agreement”), is made as of this                  day of             , 200     among                                 , not individually, but solely as Trustee for the Certificate Holders of                                         , Series                         -                  under certain {Pooling/Trust} and Servicing Agreement dated as of                      ,             , (“Lender”), by and through GMAC Commercial Mortgage Corporation, a California corporation, its [Master] Servicer under said {Pooling/Trust} and Servicing Agreement,                                                                                                                                            , a                                                       (“Landlord”), and                                                          , a                                                   (“Tenant”).

Background

A. Lender is the owner and holder of a deed of trust or mortgage or other similar security instrument (either, the “Security Instrument”), covering, among other things, the real property commonly known and described as                         , and further described on Exhibit “A” attached hereto and made a part hereof for all purposes, and the building and improvements thereon (collectively, the “Property”).

B. Tenant is the lessee under that certain lease agreement between Landlord and Tenant dated                              (“Lease”), demising a portion of the Property described more particularly in the Lease (“Leased Space”).

C. Landlord, Tenant and Lender desire to enter into the following agreements with respect to the priority of the Lease and Security Instrument.

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NOW, THEREFORE, in consideration of the mutual promises of this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Subordination. Tenant agrees that the Lease, and all estates, options and rights created under the Lease, hereby are subordinated and made subject to the lien and effect of the Security Instrument, as if the Security Instrument had been executed and recorded prior to the Lease.

2. Nondisturbance. Lender agrees that no foreclosure (whether judicial or nonjudicial), deed-in-lieu of foreclosure, or other sale of the Property in connection with enforcement of the Security Instrument or otherwise in satisfaction of the underlying loan shall operate to terminate the Lease or Tenant’s rights thereunder to possess and use the leased space provided, however, that (a) the term of the Lease has commenced, (b) Tenant is in possession of the premised demised pursuant to the Lease, and (c) the Lease is in full force and effect and no uncured default exists under the Lease.

3. Attornment. Tenant agrees to attorn to and recognize as its landlord under the Lease each party acquiring legal title to the Property by foreclosure (whether judicial or nonjudicial) of the Security Instrument, deed-in-lieu of foreclosure, or other sale in connection with enforcement of the Security Instrument or otherwise in satisfaction of the underlying loan (“Successor Owner”). Provided that the conditions set forth in Section 2 above are met at the time Successor Owner becomes owners of the Property, Successor Owner shall perform all obligations of the landlord under the Leases arising from and after the date title to the Property was transferred to Successor Owner. In no event, however, will any Successor Owner be: (a) liable for any default, act or omission of any prior landlord under the Lease, (except that Successor Owner shall not be relieved from the obligation to cure any defaults which are non-monetary and continuing in nature, and such that Successor Owner’s failure to cure would constitute a continuing default under the Lease); (b) subject to any offset or defense which Tenant may have against any prior landlord under the Lease; (c) bound by any payment of rent or additional rent made by Tenant to Landlord more than 30 days in advance; (d) bound by any modification or supplement to the Lease, or waiver of Lease terms, made without Lender’s written consent thereto; (e) liable for the return of any security deposit or other prepaid charge paid by Tenant under the Lease, except to the extent such amounts were actually received by Lender; (f) liable or bound by any right of first refusal or option to purchase all or any portion of the Property; or (g) liable for construction or completion of any improvements to the Property or as required under the Lease for Tenant’s use and occupancy (whenever arising). Although the foregoing provisions of this Agreement are self-operative, Tenant agrees to execute and deliver to Lender or any Successor Owner such further instruments as Lender or a Successor Owner may from time to time request in order to confirm this Agreement. If any liability of Successor Owner does arise pursuant to this Agreement, such liability shall be limited to Successor Owner’s interest in the Property.

4. Rent Payments; Notice to Tenant Regarding Rent Payments. Tenant agrees not to pay rent more than one (1) month in advance unless otherwise specified in the Lease. After notice is given to Tenant by Lender that Landlord is in default under the Security Instrument and

C-ii

that the rentals under the Lease should be paid to Lender pursuant to the assignment of leases and rents granted by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender all rent and all other amounts due or to become due to Landlord under the Lease, and Landlord hereby expressly authorizes Tenant to make such payments to Lender upon reliance on Lender’s written notice (without any inquiry into the factual basis for such notice or any prior notice to or consent from Landlord) and hereby releases Tenant from all liability to Landlord in connection with Tenant’s compliance with Lender’s written instructions.

5. Lender Opportunity to Cure Landlord Defaults. Tenant agrees that, until the Security Instrument is released by Lender, it will not exercise any remedies under the Lease following a Landlord default without having first given to Lender (a) written notice of the alleged Landlord default and (b) the opportunity to cure such default within the time periods provided for cure by Landlord, measured from the time notice is given to Lender. Tenant acknowledges that Lender is not obligated to cure any Landlord default, but if Lender elects to do so, Tenant agrees to accept cure by Lender as that of Landlord under the Lease and will not exercise any right or remedy under the Lease for a Landlord default. Performance rendered by Lender on Landlord’s behalf is without prejudice to Lender’s rights against Landlord under the Security Instrument or any other documents executed by Landlord in favor of Lender in connection with the Loan.

6. Miscellaneous.

(a) Notices. All notices under this Agreement will be effective only if made in writing and addressed to the address for a party provided below such party’s signature. A new notice address may be established from time to time by written notice given in accordance with this Section. All notices will be deemed received only upon actual receipt.

(b) Entire Agreement, Modification. This Agreement is the entire agreement between the parties relating to the subordination and nondisturbance of the Lease, and supersedes and replaces all prior discussions, representations and agreements (oral and written) with respect to the subordination and nondisturbance of the Lease. This Agreement controls any conflict between the terms of this Agreement and the Lease. This Agreement may not be modified, supplemented or terminated, nor any provision hereof waived, unless by written agreement of Lender and Tenant, and then only to the extent expressly set forth in such writing.

(c) Binding Effect. This Agreement binds and inures to the benefit of each party hereto and their respective heirs, executors, legal representatives, successors and assigns, whether by voluntary action of the parties or by operation of law. If the Security Instrument is a deed of trust, this Agreement is entered into by the trustee of the Security Instrument solely in its capacity as trustee and not individually.

(d) Unenforceability. Any provision of this Agreement which is determined by a government body or court of competent jurisdiction to be invalid, unenforceable or illegal shall be ineffective only to the extent of such holding and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.

C-iii

(e) Construction of Certain Terms. Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns cover all genders. Unless otherwise provided herein, all days from performance shall be calendar days, and a “business day” is any day other than Saturday, Sunday and days on which Lender is closed for legal holidays, by government order or weather emergency.

(f) Governing Law. This Agreement shall be governed by the laws of the State in which the Property is located (without giving effect to its rules governing conflicts of laws).

(g) WAIVER OF JURY TRIAL. TENANT, AS AN INDUCEMENT FOR LENDER TO PROVIDE THIS AGREEMENT AND THE ACCOMODATIONS TO TENANT OFFERED HEREBY, HEREBY WAIVES ITS RIGHT, TO THE FULL EXTENT PERMITTED BY LAW, AND AGREES NOT TO ELECT, A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their respective obligations hereunder.

C-iv

IN WITNESS WHEREOF, this Agreement is executed this              day of             , 200  .

LENDER:	TENANT:

[insert Trustee’s name here], Trustee	[insert Tenant’s name here]

By: GMAC Commercial Mortgage Corporation,
its [Master] Servicer

By:	By:
Name:	Name:
Title:	Title:

Lender Notice Address:	Tenant Notice Address:

[insert Trustee’s name here], Trustee	[insert Tenant’s name here]
c/o GMAC Commercial Mortgage Corporation 200 Witmer Road Horsham, PA 19044 Attn: Executive Vice President Servicing Administration	Attn:

LANDLORD: [insert Landlord’s name here]

By:
Name: Title:

Landlord Notice Address:
[insert Landlord’s name here]

Attn:

C-v

Notary Acknowledgement for Lender:

Commonwealth of Pennsylvania	:
:ss
County of Montgomery	:

On this, the              day of             , 200  , before me, the undersigned Notary Public, personally appeared                                               known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and who acknowledged to me that he/she is an officer of GMAC Commercial Mortgage Corporation in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

{seal}

Notary Acknowledgement for Tenant:

State of	:
:ss
County of	:

On this, the              day of             , 200  , before me, the undersigned Notary Public, personally appeared                                               known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of the Tenant in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

{seal}

C-vi

Notary Acknowledgement for Landlord:

State of	:
:ss
County of	:

On this, the          day of             , 200    , before me, the undersigned Notary Public, personally appeared                                               known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of the Landlord in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

{seal}

C-vii

Exhibit “A”

(Legal Description of the Property)

EXHIBIT D

JANITORIAL CONTRACT SPECIFICATIONS

THE CRESCENT®

I.	Daily Duties of the Contractor

A.	Floors

1.	Resilient Tile (an acceptable level of even sheen must be maintained)

(a)	Light traffic areas - sweep with treated dust mop and spot clean (as needed)

(b)	Heavy traffic areas (in tenant spaces, corridors, lobbies, etc.) - damp mop, spot wax, and buff

2.	Carpeted Areas

(a)	Vacuum - remove all paper clips and staples in work areas

(b)	Spot Clean (as needed)

3.	Ceramic Tile (Restrooms)

(a)	Sweep, mop with disinfecting soap, and rinse with clear water. Mop dry. Sealer applied and maintained to an even sheen at Owner’s option.

(b)	Scrub (as needed)

4.	Sealed Concrete

(a)	Sweep, damp mop and buff

5.	Interior Concrete

(a)	Sweep

(b)	Damp mop (as needed)

6.	Parquet or Wood Flooring

(a)	Sweep with treated dust mop (precautions must be taken as to proper cleaning substance)

B.	Elevators

1.	Exterior Doors and Frames - dust and clean

D-i

2.	Interior Cabs and Doors - dust, clean and polish

3.	Carpets - vacuum and spot clean (dry cleaning will be performed by Owner)

4.	Door Tracks - clean and polish

C.	Public and Private Restrooms

1.	Ceramic tile floors - clean and mop

2.	Mirrors - clean and polish

3.	Enameled surfaces and shelving - clean

4.	Wash basins, urinals, and commodes - scour and disinfect; remove stains and make certain to clean under sides of rims and commodes and urinals, wash both sides of commode seats with disinfecting soap.

5.	Ceramic tile walls and urinals partitions - damp wipe and wash with disinfecting soap

6.	Metal piping, toilet seat hinges, ashtrays, and other metal work - clean and polish

7.	Sanitary Napkin Receptacles - empty, clean, disinfect, and polish

8.	Disposal can - empty, clean, and disinfect

9.	Stall partitions - damp clean and disinfect

10.	Walls - spot clean and completely wash

11.	Low ledges, sills, and tops of partitions - damp clean

12.	All expendable Restroom supplies will be placed in proper dispensers from Owner’s supply

13.	Report to night supervisory staff any broken, damaged, or improper functioning of any mechanical or plumbing device, including burned-out lights.

14.	Physically check all soap dispensers to assure proper operation.

D-ii

D.	Entrance Lobbies and Public Areas - Nightly

It is the intent of this Contract that Contractor will, and Contractor agrees to, keep the entrances, lobbies, public areas and the various floors properly maintained and clean and presentable at all times and in keeping with the standard of a first-class office building.

1.	Sweep and wash floors and vacuum carpeting, if applicable.

2.	Sweep, vacuum and spot clean all mats, shampooing as needed.

3.	Pick up and put out foul weather mats, as necessary, making sure that they are kept clean at all times during storage.

E.	Sidewalks and Patio Areas

1.	Sweep and hose sidewalks, weather permitting, and keep in clean condition. Sweep daily no later than 8:00 am.

2.	Remove snow and ice as required.

3.	Sweep cigarette butts at all building entrances as necessary.

F.	General Cleaning

1.	Trash receptacles - empty bag and install liners as necessary. Remove trash to the receptacle area - compactors or dumpsters. Contractor to inform Property Manager immediately of any malfunctions of the compactor and/or when compactor or dumpster is full. Trash must be separated when removed and put in designated compactors for recycling.

2.	Office furniture, paneling, and window sills - dust and clean horizontal surfaces (vertical surfaces as needed)

3.	Brass and other bright work - clean and polish (as needed)

4.	Ashtrays and receptacles - empty and damp clean

5.	Cigarette urns - clean and service

6.	Dust signage with dry cloth

7.	Drinking fountains and coolers - clean, disinfect and polish

8.	Private entrance door glass - clean and polish

D-iii

9.	Glass panels and doors - spot clean or wash interior and exterior surfaces (as needed)

10.	Glass desks and table tops - clean with appropriate treated cloths

11.	Molding, ledges, chair rails, baseboards and trim - hand dust or vacuum (as needed)

12.	Closet shelving and coat racks - hand dust (as needed)

13.	Louvers, grill, lattice or ornamental work - dust or vacuum (as needed)

14.	Waste cans, disposal cans, and paper towel cans - damp dust and wash clean (as needed)

15.	Vinyl, plastic, or leather-type synthetic covered chairs - wipe with appropriate treated cloth

16.	Desk equipment (telephones, pictures, ashtrays, etc.) move and dust under; dust desk equipment and replace on desks

17.	Telephone equipment - dust

18.	Private coffee bars - clean countertops and sinks and spot clean walls, and cabinets (excludes cleaning of coffee pots, dishes, and utensils)

19.	Main lobby directory boards - clean and polish

20.	Entrance door mats - sweep, mop, and polish

21.	Aggregate walls and columns - dust and spot clean to remove soil, smudges, pencil marks, etc.

22.	Keep dock areas clean at all times

23.	On completion of work, all mops, sinks, locker areas, and janitor’s closets shall be thoroughly cleaned, and cleaning equipment shall be stored in the designated locations

II.	Weekly Duties of the Contractor

A.	Stairwells - sweep and dust thoroughly, remove all debris, damp mop as needed, dust light fixtures

B.	Clean electrical switch/receptacle covers and surrounding areas

D-iv

C.	Dust all base boards and window sills

D.	Interior aggregate walls and columns - dust and spot clean as needed

E.	Transoms and surfaces above doors - dust and thoroughly clean

III.	Semi-monthly Duties of Contractor

A.	Resilient tile floors (light traffic areas) - wax and polish. Individual office floors shall be spot free, absolutely cleaned and polished

B.	Closet floors - mop and buff

IV.	Monthly Duties of Contractor

A.	Carpeted areas - vacuum thoroughly with industrial type heavy suction vacuum cleaners all carpeted areas, including all corners and all surfaces under chairs, chair mats, tables, and other furniture

B.	Floor lamps, desk lights, air vents, etc. - dust or vacuum (as needed)

C.	Parquet or wood flooring - buff and upon request, apply wax

D.	Clean light fixtures (including globes), diffusers, and other fixtures as required to maintain a first-class appearance, but not less than once per month

E.	Keep all doors, door facings and “kick boards” clean

F.	Reseal restroom floors as needed

V.	Quarterly Duties of Contractor

A.	Areas higher than six feet (6’) (including tops of door frames, doors, pictures and other hanging items, tops of bookcases and filing cabinets) - dust

B.	Walls - dust with lamb’s wool dusters or vacuum and spot clean (as needed)

C.	Resilient tile floors - strip, clean, wax and buff

D.	Wood desk tops, table tops, drawer fronts, and desk fronts - clean and polish (as requested)

D-v

E.	Resilient desk tops - wash with cleaner specifically for such purposes

F.	Partition glass - clean

G.	Furniture - thoroughly clean all surfaces and polish appropriately (as requested)

D-vi

RIDER NO. 1

OPTION TO EXTEND

A. Renewal Period. Tenant may, at its option, extend the Term for two renewal periods of five years each (each a “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no more than 18 months and no later than 12 months prior to the expiration of the Substitution Term (or the prior Renewal Period, as applicable), provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant (or any Permitted Transferee) remains in occupancy of at least 75% of the Substitution Space, and (ii) no uncured event of default exists under the Lease (following the expiration of any applicable notice and cure period provided in the Lease). The Basic Rental payable during each Renewal Period shall be at the Market Rental Rate for the Substitution Space. Except as provided in this Rider No. 1, all terms and conditions of the Lease, as amended by the Ninth Modification, shall continue to apply during each Renewal Period.

B. Acceptance. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Basic Rental for such Renewal Period (the “Rental Notice”). Tenant may either accept or object to the terms set forth in the Rental Notice by written notice (the applicable of the “Acceptance Notice” or the “Objection Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant timely delivers the Objection Notice to Landlord, Landlord and Tenant shall negotiate in good faith the Basic Rental rate and other economic terms for the applicable Renewal Period. If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Basic Rental and other terms applicable during the Renewal Period. If Tenant fails timely (i) to deliver the applicable of its Acceptance Notice or Objection Notice, or (ii) if applicable, to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall terminate upon assignment of the Lease or subletting of more than 25% of the Substitution Space other than in connection with a Permitted Transfer.

C. Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Office Building, lease term, amenities of the Project, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Project. The parties agree that the best evidence of the Market Rental Rate will be the rate stated in documents evidencing comparable transactions in the Project executed within the 12 months immediately prior to the date of the Renewal Notice.

Rider No. 1-i

RIDER NO. 2

RIGHT OF FIRST REFUSAL

Provided the Lease (as defined in the Ninth Modification to which this Rider No. 2 is attached) is then in full force and effect with at least twelve months remaining in the Substitution Term and provided further that Tenant (or its Permitted Transferee) remains in occupancy of at least 75% of the Substitution Space and no event of default, as defined in Paragraph 13 of the Lease, shall remain uncured (following the expiration of any applicable notice and cure period provided in the Lease), Tenant shall have the continuing right of first refusal as hereinafter described to lease that portion of the space to be leased to a prospective tenant (the “Offered Space”) which is all or part of the space (the “Right of First Refusal Space”) located on the 13th floor of 200 Crescent Court, Dallas, Texas, containing approximately 19,993 rentable square feet (more specifically shown on Exhibit A-1 attached hereto) at such time as such space becomes Available (as defined below), exercisable at the following times and upon the conditions set forth below. The Right of First Refusal Space shall also include the space located on the 12th floor of 100 Crescent Court at such time as such space becomes Available, but only if Landlord has elected to lease such floor on a multi-tenant basis. The Right of First Refusal Space shall be deemed “Available” at such time as such space is no longer any of the following: (i) leased or occupied; (ii) assigned or subleased by the then-current tenant of the space; (iii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the date of this Ninth Modification); or (iv) subject to an’ expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant leases for the Project as of the date of this Ninth Modification.

1. If Landlord-enters into negotiations with a prospective tenant to lease the Offered Space, Landlord shall notify Tenant of such fact (the “ROFR Notice”) and shall include in such ROFR Notice the rent, term, and other terms (including, but not limited to, finish out, moving allowances and design fees) at which Landlord is prepared to accept for such Offered Space from such prospective tenant. Tenant shall have a period of three (3) Business Days from the date of delivery of the ROFR Notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Space. If Tenant fails to give any notice to Landlord within the required three (3) Business Day period, Tenant shall be deemed to have waived its right to lease the Offered Space.

2. If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant upon economic terms which are not materially less favorable to Landlord and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect.

3. If Landlord does not enter into a lease with such prospective tenant covering the Offered Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without first complying with the provisions of this Rider No. 2.

Rider No. 2-i

4. Upon the exercise by Tenant of its right of first refusal as provided in this Rider No. 2, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into an amendment to the Lease incorporating the Offered Space into the Premises for the rent, for the term, and containing such other terms and conditions as Landlord notified Tenant pursuant to paragraph 1 above.

5. Any assignment or the subletting by Tenant of more than 25% of the Substitution Space pursuant to Paragraph 9 of the Lease (other than to a Permitted Transferee) shall terminate the right of first refusal of Tenant contained herein. The right of first refusal granted herein is personal to Westwood Management Corp. and its Permitted Transferees and shall not be assignable to any other person or entity.

6. The right of first refusal of Tenant contained herein with respect to any of the Right of First Refusal Space located on the 12th floor of 100 Crescent Court shall be subject and subordinate to any rights of renewal, expansion or extension existing under any other tenant leases for the Office Building which are negotiated prior to Landlord’s decision to market the 12th floor as a multi-tenant floor.

7. If prior to the first anniversary of the Substitution Space Commencement Date, any portion of the Right of First Refusal Space is Available and Landlord has not entered into negotiations with a prospective tenant for such space, Tenant may elect [provided no event of default, as defined in Paragraph 13 of the Lease, shall remain uncured (following the. expiration of any applicable notice and cure period provided in the Lease)] to lease such space by delivering written notice to Landlord specifying the space to be leased. Upon the exercise by Tenant of the right provided in this paragraph, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into an amendment to the Lease incorporating such space into the Premises. Such amendment must commence prior to the first anniversary of the Substitution Space Commencement Date and the following terms shall apply: (a) the Basic Rental payable by Tenant for such space shall be at the then current rate specified in this Ninth Modification and will thereafter increase as the Basic Rental rates increase for the Substitution Space, (b) the Term with respect to the Offered Space will expire on the same date as the Lease as modified by this Ninth Modification, and (c) Tenant shall receive a tenant improvement allowance equal to $35.00 per rentable square foot in such space multiplied by a fraction having as its numerator the number of months in the term of the lease of such space and having as its denominator 84.

Rider No. 2-ii

RIDER NO. 3

PARKING AGREEMENT

1. As of the Substitution Space Commencement Date, Tenant shall have the right to take and pay for up to 44 permits allowing access to unreserved spaces (6 of such permits shall be convertible, at Tenant’s option, to allow access to reserved spaces) in parking facilities which Landlord provides for the use of tenants and occupants of the Office Building (the “Parking Facilities”). Tenant shall have the right from time to time (upon written notice to Landlord) to relinquish one or more of the parking spaces to which it is entitled hereunder (collectively, the “Relinquished Spaces”) whereupon Tenant’s rights to use such Relinquished Spaces and Tenant’s obligation to pay charges therefor shall cease; provided, however, Tenant may thereafter elect to reacquire one or more of the Relinquished Spaces upon the terms and conditions set forth herein. During the Substitution Term, Tenant shall pay $70.00 per month (plus any taxes thereon) for each unreserved permit, and $150.00 per month (plus any taxes thereon) for each reserved permit. During any renewal or extension of the Substitution Term, Tenant shall pay Landlord’s quoted monthly contract rate (as set from time to time) for each reserved and unreserved permit, plus any taxes thereon. In addition, Tenant shall have the right to purchase additional permits allowing access to unreserved spaces in the Parking Facilities (the “Additional Permits”) at the rate of $70.00 per Additional Permit per month, plus any taxes thereon; provided, however, such Additional Permits shall be made’ available to Tenant on a month to month basis only to the extent that available parking spaces exist in the Parking Facilities. Landlord agrees that, in the event Landlord is required to recapture month to month permits, Landlord will withdraw such rights from all other tenants in the Office Building before withdrawing such rights from Tenant.

2. Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Project, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

3. Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate (as set from time to time) generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces for the parking permits provided hereunder shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained

Rider No. 3-i

in connection with any use of the Parking Facilities. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its reasonable discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control; provided, however, that except for matters beyond Landlord’s reasonable control, any such closure shall be temporary in nature. If Tenant’s use of any parking permit is precluded for any reason, Tenant’s sole remedy for any period during which Tenant’s use of any parking permit is precluded shall be abatement of parking charges for such precluded permits. Tenant shall not assign its rights under this Agreement (except in connection with a Permitted Transfer or an assignment of the Lease or subletting of the Premises approved by Landlord in accordance with the terms of the Lease, as amended by the Ninth Modification).

4. Tenant’s failure to pay for any of the above-referenced parking permits or to otherwise comply with any provision of this Agreement shall constitute an event of default, under the Lease (following the expiration of any applicable notice and cure period provided in the Lease as amended hereby). In addition to any rights or remedies available to Landlord in the event of a default under the Lease, Landlord shall have the right to cancel this Agreement and/or remove any vehicles from the Parking Facilities.

Rider No. 3-ii